              As filed with the Securities and Exchange Commission

                             on September 26, 1997



                                                      Registration No. 333-24231

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                 AMENDMENT NO. 1



                                       TO


                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     MEHL/BIOPHILE INTERNATIONAL CORPORATION
               (Exact name of issuer as specified in its charter)


      DELAWARE                         2844                      22-2408186
(State of Incorporation)    (Primary Standard Industrial      (I.R.S. Employer
                            Classification Code Number)      Identification No.)


                               THOMAS L. MEHL, SR.
                     MEHL/BIOPHILE INTERNATIONAL CORPORATION
                               4127 N.W. 27TH LANE
                           GAINESVILLE, FLORIDA 32606
                                 (352) 373-2565
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                ALAN J. BERNSTEIN
                              MARKS & MURASE L.L.P.
                                 399 PARK AVENUE
                            NEW YORK, NEW YORK 10020
                                 (212) 318-7700

         Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective. [x]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.


      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]


      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------
                                               Proposed
                                                maximum                Proposed
Title of each class of                          offering               maximum                 Amount of
    securities to            Amount to          price per              aggregate             registration
    be registered          be registered        unit(3)               offering price             fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par     6,211,180(2)         $1.9375                $12,034,161               $3,647
 value(1)                                                                                        (3,220)(4)

                                                                            Current Fee Payment  $  427
----------------------------------------------------------------------------------------------------------



      (1) Receivable upon conversion of 5% Cumulative Convertible Preferred Stock, Series E ("Series E Preferred Stock"). The shares of Series E Preferred Stock held by the persons named herein as Selling Stockholders were received in an exchange on a one-for-one basis of all shares of 5% Cumulative Convertible Preferred Stock, Series D held by such persons on July 30, 1997 and with respect to which the Registrant filed a Registration Statement on Form S-3 on March 31, 1997, which is being amended hereby.



      (2) There are being registered hereunder the number of shares of Common Stock receivable upon conversion of the Series E Preferred Stock of the Registrant at the conversion price in effect as of September 22, 1997. This Registration Statement, pursuant to Rule 416 of the Securities Act of 1933, also covers the sale of any and all shares of Common Stock issuable with respect to the Series E Preferred Stock as a result of stock splits, stock dividends and anti-dilution provisions (including by reason of reductions in the conversion price of the Series E Preferred Stock in accordance with the terms thereof).

      (3) Pursuant to Rule 457(c), the offering price and amount of registration fee have been calculated based upon the last sale price of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on September 19, 1997.



      (4) Amount of fee paid on March 31, 1997 in connection with original filing of Registration Statement on Form S-3.

                    MEHL/BIOPHILE INTERNATIONAL CORPORATION


                  Cross-Reference Sheet Pursuant to Rule 404(a)
                        and Item 501(b) of Regulation S-K

      Form S-3 Item Number and Caption                  Caption in Prospectus
      --------------------------------                  ---------------------
1.    Forepart of the Registration Statement            Cover Page
      and Outside Front Cover Page of
      Prospectus

2.    Inside Front and Outside Back Cover               Inside Front and Outside Back Cover
      Pages of Prospectus                               Pages of Prospectus; Available
                                                        Information

3.    Summary Information, Risk Factors                 The Company; Risk Factors
      and Ratio of Earnings to Fixed Charges

4.    Use of Proceeds                                   Not Applicable

5.    Determination of Offering Price                   Not Applicable

6.    Dilution                                          Not Applicable

7.    Selling Security Holders                          Selling Stockholders

8.    Plan of Distribution                              Cover Page, Plan of Distribution

9.    Description of Securities to be                   Not Applicable
      Registered

10.   Interests of Named Experts and                    Legal Matters, Experts
      Counsel

11.   Material Changes                                  Recent Developments

12.   Incorporation of Certain Information              Incorporation of Certain Information
      by Reference                                      by Reference

13.   Disclosure of Commission Position on              Not Applicable
      Indemnification

               Subject to Completion, Dated  September 26, 1997


                                  PROSPECTUS

                    MEHL/BIOPHILE INTERNATIONAL CORPORATION


                                6,211,180 SHARES


                  COMMON STOCK (par value of $.01 per share)

                                   ---------


              Issuable on Conversion of 5% Cumulative Convertible
                          Preferred Stock, Series  E



            The 6,211,180 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of MEHL/Biophile International Corporation (the "Company"), offered by this Prospectus are issuable upon the conversion of shares of the Company's 5% Cumulative Convertible Preferred Stock, Series E, par value $10 per share ("Series E Preferred Stock"), issued by the Company on July 30, 1997 in exchange for shares of 5% Cumulative Convertible Preferred Stock, Series D, and may be sold from time to time by the persons named herein as selling stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the Common Stock offered hereby.


AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."


      This Prospectus also covers, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the offer and sale by the Selling Stockholders listed herein of any and all shares of Common Stock issued with respect to the Company's Series E Preferred Stock as a result of stock splits, stock dividends and anti-dilution provisions (including by reason of reductions in the conversion price of the Series E. Preferred Stock in accordance with the terms thereof). Sales may be made from time to time in the over-the-counter market at prices prevailing at the time of sale, or in private transactions at negotiated prices, and any commissions paid or discounts given will be those customary in the type of transaction involved. See "Plan of Distribution."


      Any brokers and dealers through whom sales of the Common Stock are made may be deemed "underwriters" within the meaning of the Securities Act of 1933 with respect to the Common Stock, and any profits realized or commissions received may be deemed underwriting compensation.


      Expenses of this offering (other than brokerage commissions) are payable by the Company and estimated not to exceed $20,000.00.



      The closing bid price of the Common Stock quoted on the Nasdaq SmallCap Market under the symbol MEHL on September 19, 1997 was $1.9375.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY MISREPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ________, 1997.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
AVAILABLE INFORMATION......................................................  3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................  3

THE COMPANY................................................................  4

RISK FACTORS...............................................................  4

RECENT DEVELOPMENTS........................................................ 12

PLAN OF DISTRIBUTION......................................................  14

SELLING STOCKHOLDERS......................................................  15

LEGAL MATTERS.............................................................  17

EXPERTS...................................................................  17



                              --------------------


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION


            This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which is filed with the Securities and Exchange Commission (the "Commission"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. For further information with respect to the Company, reference is made to such Registration Statement and the exhibits thereto, and to such reports, proxy statements and other information filed with the Commission. Such Registration Statement, reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, periodic reports, proxy and information statements and other information regarding the Company may be found on the World Wide Web site maintained by the Commission at the address http://www.sec.gov.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

            The following documents filed by the Company with the Commission are incorporated by reference:


            1. The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1997 filed on September 11, 1997.






            All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


            Copies of any and all documents that have been incorporated by reference herein, other than exhibits to such documents, may be obtained upon oral or written request without charge from the Company's Corporate Secretary, MEHL/Biophile International Corporation, 4127 N.W. 27th Lane, Gainesville, Florida 32606, telephone number (352) 373-2565.

                                   THE COMPANY

            The Company was organized under the laws of Delaware on June 28, 1982. In connection with the merger in June 1996 of its wholly-owned subsidiary with Classy Lady by Mehl of Puerto Rico, Inc., the Company changed its name from "Selvac Corporation" to "MEHL/Biophile International Corporation". The Company has its principal executive office at 4127 N.W. 27th Lane, Gainesville, Florida 32606. The telephone number is (352) 373-2565.


                                  RISK FACTORS

            IN EVALUATING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING CONSIDERATIONS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.


            Uncertain Impact of Merger and Results of New Business Operations. On June 4, 1996, the Company completed a merger transaction whereby Classy Lady by Mehl of Puerto Rico, Inc. ("Classy Lady") has been merged with and into a wholly-owned subsidiary of the Company in exchange for an aggregate of 25 million shares of Common Stock. Pursuant to such merger, the Company obtained exclusive patent rights to certain multiple hair removal and laser hair removal technologies. The Company has only recently commenced marketing the laser hair removal technology exclusively licensed by Classy Lady and there can be no assurance that such hair removal technologies can be commercially marketed and sold profitably.



            History of Losses and Accumulated Deficit; Doubt as to Ability to Continue as a Going Concern. Due to the significant capital requirements to expand the Company's manufacturing, distribution and administrative operations after the merger described above, the Company's net loss was $13,349,455 for the year ended May 31, 1997, as compared with net loss of $1,623,872 for the prior year. As of May 31, 1997, the Company's accumulated deficit was $22,640,205, increased from $8,170,579 as of May 31, 1996. The Company anticipates continued significant losses due to expenses principally associated with the manufacturing, distribution and marketing of laser hair removal products and services, which may vary from quarter to quarter, until such time as the Company receives substantial revenues from the distribution of laser hair removal services. There can be no assurance that the Company will be able to successfully market and sell such products and services or otherwise generate revenues in sufficient amount to allow the Company to operate profitably. Due to the Company's substantial losses, the Report of Independent Accountants prepared in connection with the audit of the Company's financial statements for the year ended May 31, 1997 included in the Company's Annual Report on Form 10-KSB states that there is substantial doubt about the Company's ability to continue as a going concern.



            Risk of Inability to Repay Borrowed Funds. In August 1997, the Company borrowed an aggregate of $7,000,000 from Clearwater Fund IV, LLC ("Clearwater" and such borrowing being the "Clearwater Loan"), a principal shareholder of the Company and one of the Selling Stockholders. Repayment is secured by the pledge of substantially all of the Company's assets. The Clearwater Loan bears interest at a rate of 15% per annum, payable monthly, and is due to be repaid in full on January 15, 1998. Based upon the Company's present and anticipated revenues, it is likely that the Company will not have sufficient cash on hand to repay such debt when due. Although the Company is presently investigating obtaining additional debt or equity financing, there can be no assurance that such financing may be obtained under terms and conditions which would be acceptable to the Company or at all. If the Company is unable to repay the Clearwater Loan when due, Clearwater would have the right to take possession of substantially all of the Company's assets, which would have a substantial material adverse effect on the Company's ability to continue its business operations.



            Risk of Dilution Upon Conversion of Series E Preferred Stock. In connection with the Clearwater Loan, the Company agreed to exchange, on a one-for-one basis, all of the issued and outstanding shares of 5% Cumulative Convertible Preferred Stock, Series C ("Series C Preferred Stock") and 5% Cumulative Convertible Preferred Stock, Series D ("Series D Preferred Stock") for an aggregate of 12,231 shares of Series E Preferred Stock. The number of shares receivable upon conversion of the Series E Preferred Stock is calculated based on a discount of 20% to the five day average trading price of the Company's Common Stock prior to conversion, subject to certain further adjustments. Therefore, decreases in the market price of the Company's Common Stock will result in a greater number of shares issuable upon conversion of the Series E Preferred Stock. In addition, the discount to the rate of conversion is subject to further increases, computed at the rate of 2% per month, to the extent the Registration Statement of which this Prospectus forms a part is filed after August 31, 1997 and is not declared effective by October 15, 1997. The Series E Preferred Stock does not contain a provision stipulating a minimum "floor" price at which the shares may be converted into shares of Common Stock, unlike the Series C Preferred Stock (which contained a floor conversion price of $3.00) or the Series D Preferred Stock (which contained a floor conversion price of $4.00, which the Company subsequently agreed to reduce to $3.00). Accordingly, decreases in the market price of the Company's Common Stock may result in substantial additional dilution to investors as a greater number of shares of Common Stock become issuable upon conversion of the Series E Preferred Stock.



            Potential Need to Authorize Additional Capital. As of September 22, 1997 there were issued and outstanding 43,993,301 shares of Common Stock. In addition, the Company has issued warrants to purchase two million shares of Common Stock and may under certain circumstances be required to issue warrants to purchase 1.5 million additional shares. The Company has reserved an additional four million shares of Common Stock issuable pursuant to grants made under its 1997 Incentive Plan. The Company presently has authorized 60 million shares of Common Stock. As noted above in the preceding Risk Factor, a greater number of shares is issuable upon conversion of the Series E Preferred Stock as the market price of the Company's Common Stock decreases. Therefore, decreases in the market price of the Company's Common Stock could result in the Company being obligated to issue more shares of Common Stock upon conversion than are presently authorized and which are not reserved for other uses. In such event, the shareholders of the Company would be required to authorize an amendment to the Company's Certificate of Incorporation to increase the authorized amount of Common Stock. Although management believes that the shareholders would approve a necessary increase of authorized capital, there can be no assurance that such approval would be obtained in a timely manner or at all. Delays in obtaining such shareholder approval could subject the Company to an action for damages from the holders of the Series E Preferred Stock.



            Risk of Disapproval of Expenditures. In connection with the Clearwater Loan, the Company agreed to use the proceeds from such loan only for placing in service the Company's laser hair removal devices and that, prior to repayment in full of the Clearwater Loan, Clearwater would have the right to approve all expenditures made with the loan proceeds before such expenditures are made. Although the Company anticipates that Clearwater will approve all reasonable expenditure requests initiated by the Company, the failure by Clearwater to give such approval in a timely manner or the disapproval of such expenditures could materially adversely affect the Company's business operations.



            Future Need for Capital. Management of the Company anticipates that commercial exploitation of Classy Lady's and SLS' patent rights will require substantial additional capital. There can be no assurance that additional capital requirements will be available on acceptable terms or at all. Future financings could have a dilutive effect on the Company's shares.


            Uncertain Impact of SLS Acquisition. On June 4, 1996, the Company completed the acquisition of an 81% interest in SLS (Wales) Limited ("SLS"), a privately-held company in Wales engaged in the development, manufacturing and marketing of lasers. Although the Company believes that SLS has very valuable patent and technology rights and has a number of projects under development which can be commercially exploited, to date SLS has not generated substantial income and has operated at a loss. There can be no assurance that SLS will be able to develop, market and sell its products profitably.


            Uncertain Impact of Dispute with Laser Industries Ltd. On December 5, 1996, the Company's wholly-owned subsidiary, Selvac Acquisition Corp. ("SAC"), commenced an arbitration with the American Arbitration Association ("AAA") in New York, New York to terminate a joint venture with Laser Industries Limited ("Laser"). The joint venture was formed in December 1995 when Laser and Classy Lady by Mehl of Puerto Rico, Inc. ("Classy Lady"), which merged with and into SAC and is now 100% owned by the Company, entered into an agreement to exploit patented laser hair removal technology exclusively licensed to Classy Lady. The joint venture, Sharplan 2000, Inc. ("Sharplan 2000"), is 50% owned by SAC and 50% by Laser and is managed exclusively by Laser. SAC commenced the arbitration to terminate the license granted to Sharplan 2000 and unwind the joint venture. SAC is basing this action on a dispute concerning the nature of technological and financial contributions that were to be made to the joint venture by Laser and an additional dispute concerning whether Laser utilized technology within the joint venture which was in fact developed by SLS prior to the purchase by the Company of a controlling interest in SLS.

            On December 23, 1996, Laser asserted two counterclaims in the arbitration proceedings, claiming that the Company has breached an alleged fiduciary duty owed to Laser and Sharplan 2000 and seeking a declaration that SAC may not grant a sublicense of certain patent rights to SLS. The Company has filed a response to these counterclaims requesting dismissal on the grounds that neither claim is arbitrable. On April 7, 1997, Laser filed an amendment to its original counterclaim to permanently enjoin the Company and SLS from selling lasers for hair removal in the United States.


            In a separate action filed in England on October, 1996, SLS commenced an action against Laser, a laser manufacturer, Spectron Laser Systems Ltd. ("Spectron") and related parties, for orders preventing Laser from using SLS's technology and stopping Spectron from supplying SLS's technology to Laser.


            Management believes that the actions commenced by its subsidiaries and described above are well-founded. However, there can be no assurance that the Company's subsidiaries will be successful in these proceedings. In the event that Laser prevails in the AAA arbitration described above, the Company and SAC could potentially face monetary liabilities for damages and attorneys' fees and be subject to certain restrictions on its ability to sublicense its laser hair removal technology which could have a material adverse effect on the business of the Company and its subsidiaries.





            Dependence on Key Personnel. The Company's success is dependent on certain key management personnel, in particular, Thomas L. Mehl, Sr., Chairman, President and Chief Executive Officer, Nardo Zaias, Director and Mark Clement, Director and Chairman of SLS. The Company has not entered into Employment Agreements with any of these individuals or any agreement restricting the ability of such individuals to compete with the Company after termination of their services with the Company. Competition for qualified employees is intense, and the loss of such key personnel, or the inability to attract and retain the additional highly skilled employees required for the Company's activities, could adversely affect its business.



            Dependence on FDA Pre-Market Clearance. The Company's laser hair removal technologies to which Classy Lady holds an exclusive license and which are held by SLS require 510(k) pre-market clearance from the U.S. Food and Drug Administration ("FDA") prior to the manufacture or sale in the United States. In May 1996, Classy Lady filed a 510(k) request for clearance for the Chromos 694 laser for hair removal, and such clearance was received in March 1997. If the Company desires to modify such technologies or to attempt to market other technologies requiring 510(k) pre-market clearance, there can be no assurance that the Company would receive FDA clearance on a timely basis or at all.
Failure to obtain such clearance may adversely affect the Company's business and its financial prospects.

            Uncertain Market Acceptance of Laser Hair Removal. Historically, hair removal technologies have utilized electric current, radio frequency, depilatory cremes and other methods. There can be no assurance that consumers of hair removal products will accept the use of lasers for hair removal.

            Risk of Competition with Competitors Having Substantially Greater Resources. There are several companies that offer the hair removal products sold and anticipated to be sold by the Company and its subsidiaries which compete with the Company. Many of such other companies have established markets, product history, and substantially larger sales and service organizations and financial strength than the Company. There can be no assurance that the Company will be able to compete successfully with such other companies.

            Risk of Product Liability. The Company may be subject to claims for personal injuries or other damages resulting from its products or services. There can be no assurance that the Company's product liability insurance will be sufficient to protect the Company against liability that could have a material adverse effect on the Company.


            Uncertainty of Protection of Patents and Proprietary Information. There can be no assurance that the patents and patents pending relating to depilation and other technologies owned or licensed by the Company and its subsidiaries will not be challenged. The issuance of a patent to the Company or a licensor is not conclusive as to validity or as to the enforceable scope of claims therein. The validity and enforceability of a patent can be challenged by litigation after its issuance; and, if the outcome of such litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn. In March 1997, Palomar Medical Technologies Inc. ("Palomar") served the Company with a lawsuit seeking to declare the patent embodying the laser hair removal technology exclusively licensed by SAC to be declared invalid. Although management of the Company is confident that the validity of its patent will be upheld, there can be no assurance that the outcome of this litigation would not be adverse to the Company and its subsidiaries. The patent laws of other countries may differ from those of the United States. There can be no assurance that any patents will provide substantial protection or be of commercial benefit to the Company. The absence of patents and patent applications for the Company's hair removal technology may adversely affect the Company's prospects. In addition, the technologies used by the Company could be subject to claims of infringement of patents or proprietary technology of others.


            In March 1997, SAC filed suit against Palomar and its subsidiaries, Spectrum Medical Technologies, Inc., Spectrum Financial Services LLC, and a New Jersey dermatologist for patent infringement and unfair competition. The suit was filed in the United States District Court for the District of New Jersey and alleges that the defendants infringe on the patented method of laser hair removal owned by Dr. Nardo Zaias and exclusively licensed to SAC and that the defendants have improperly marketed laser hair removal products before receiving FDA approval. The plaintiff is seeking monetary damages and injunctive relief to restrain Palomar from marketing its laser hair removal products in the United States. While management is confident that the actions brought against the above defendants are well-founded, there can be no assurance that SAC will prevail in this proceeding. The cost of enforcing the patent rights in lawsuits that the Company and its subsidiaries have brought and may bring against infringers or defending itself against infringement charges by other patent holders may be high and could interfere with the Company's operations.

            Trade secrets and confidential know-how may be important to the Company's scientific and commercial success. Although the Company seeks to protect its proprietary information through confidentiality agreements and appropriate contractual provisions, there can be no assurance that others will not develop independently the same or similar information or gain access to proprietary information of the Company.


            Control by Principal Shareholders; No Cumulative Voting. There is no cumulative voting for the election of directors of the Company. Accordingly, the beneficial owners of a majority of the Company's outstanding Common Stock voting in an election of directors, may elect all directors nominated for election, if they choose to do so, and the owners of the remaining shares will not be able to elect any directors. Thomas L. Mehl, Sr., Nardo Zaias and Pichit Suvanprakorn beneficially own in the aggregate 21,210,000 shares of Common Stock of the Company, which as of September 22, 1997 represented 48.2% of the issued and outstanding shares of Common Stock of the Company, and accordingly such individuals may be deemed to have effective voting control of any matter voted on by the Company's shareholders.



            Prior Dependence on Single Product; Declining Sales. For the year ended May 31, 1997, approximately 58% of the Company's revenues were derived from the sale of its Finally Free hair removal products and in preceding years virtually all of the Company's revenues have been derived from the sale of such products. Revenues derived from the sale of the Company's consumer hair removal products, virtually all of which consist of sales of Finally Free products, have been declining from $2,744,620 in the 1995 fiscal year, to $2,351,945 in the 1996 fiscal year to $2,087,909 in the 1997 fiscal year. Although the Company has commenced marketing and selling its laser hair removal products, there can be no assurance that its products will be successfully developed and sold and contribute to the Company's revenues and profits or that sales of the Finally Free product will not continue to decline.



            Dependence on Principal Customers. For the years ending May 31, 1997, 1996 and 1995, sales to the Company's principal customer, Ikeda Corporation ("Ikeda") represented approximately 50%, 89% and 76% of the Company's total sales, respectively. The Company has already commenced receiving revenues from the sale of the Classy Lady laser hair removal technologies and expects to continue to develop a substantial customer base for the Classy Lady and SLS hair removal technologies; however, until such revenues increase, the loss or reduction of sales to Ikeda, would have a material adverse effect on the financial condition of the Company. Although Ikeda provides the Company with projections of future anticipated purchases, there is no agreement between the Company and Ikeda requiring Ikeda to purchase any of the Company's products.



            Shares Eligible for Future Sale. As of September 22, 1997, the Company has issued and outstanding 43,993,301 shares of Common Stock. 25,443,674 of these shares are deemed "restricted securities" as defined by Rule 144 under the Securities Act of 1933, as amended. In general, under Rule 144, a person or persons whose shares are aggregated, and who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one percent (1%) of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and who has satisfied a two-year holding period, without any quantity limitations. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Common Stock. All of the shares of Common Stock deemed to be restricted securities were issued more than one year ago, and, other than shares which may have been purchased directly from an officer, director or other person who may be deemed to be an affiliate of the Company within the one-year period preceding the date of the Prospectus, are currently eligible for sale in compliance with Rule 144.



            The Board of Directors of the Company has authorized the 1997 Incentive Plan pursuant to which 4,000,000 shares of Common Stock have been reserved for issuance under grants of stock options, deferred stock or other forms of stock-based compensation. As of the date of this Prospectus, no grants have been made under the 1997 Incentive Plan. There is outstanding a warrant to purchase 500,000 shares of Common Stock held by an employee of the Company which is presently exercisable as to 200,000 shares. The Company has also issued warrants to purchase 1,500,000 shares of Common Stock to Clearwater Fund IV LLC, and, under certain circumstance may be obligated to issue additional warrants to purchase an aggregate of 1,500,000 shares of Common Stock. See "Recent Developments - Clearwater Loan and Exchange for Series E Preferred Stock.



            In connection with the shares of Common Stock receivable upon the conversion of the Series E Preferred Stock, the Company agreed to register all such shares for resale and the holders thereof have agreed not to sell or otherwise transfer any stock securities prior to February 28, 1998. See "Recent Developments - Clearwater Loan and Exchange for Series E Preferred Stock.



            No Dividends on Common Stock. The Company anticipates that for the foreseeable future, all earnings, if any, will be retained for the operation and expansion of the Company's business, and it will not pay cash dividends on the Common Stock. The Company presently has outstanding 12,231 shares of Series E Preferred Stock. Each share of the Series E Preferred Stock has a stated value of $10,000 per share and the holder of each such share is entitled to receive a dividend at the rate of 5% per annum on its stated value before any dividend may be declared by the Company with respect to the Common Stock.

            Penny Stock Regulations - Restrictions on Marketability. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell such securities to person other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealers must make a special suitability determination for the purchase and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

                               RECENT DEVELOPMENTS

Issuance of Series D Preferred Stock


            On February 28, 1997, the Company completed a private placement offering exempt under Regulation D promulgated under the Securities Act of 1933 of 10,000 shares of 5% Cumulative Convertible Preferred Stock, Series D, par value $10 per share (the "Series D Preferred Stock"), for an aggregate purchase price of $10,000,000. Holders of the Series D Preferred Stock are entitled to receive dividends payable at the annual rate of 5% per annum. As described below, all shares of the Series D Preferred Stock have been exchanged for shares of Series E Preferred Stock.






Clearwater Loan and Exchange for Series E Preferred Stock. As of August 5, 1997, the Company completed a loan agreement with Clearwater Fund IV, LLC ("Clearwater"), allowing the Company to borrow up to $7 million to be used in connection with the manufacture and delivery of laser hair removal systems and for general working capital purposes. The loan is executable in two steps, with $4 million borrowed upon execution of the loan documents and the remaining $3 million was borrowed on September 4, 1997 upon delivery by the Company of fifty lasers under effective license agreements with a third party physician, clinic or hospital. The loan bears interest at 15% per annum payable in arrears on a monthly basis and is due on January 15, 1998. The loan is secured by all of the Company's assets and approval must be obtained from Clearwater for all expenditures made with the loan proceeds. Repayment of the Clearwater Loan has been guaranteed by Thomas L. Mehl, Sr., the Company's President and Chief Executive Officer, and Mr. Mehl has pledged all shares of Common Stock owned by him to secure repayment of the loan. As additional consideration for the loan, the Company agreed to issue common stock purchase warrants according to the following schedule:



      Date                       Shares         Price       Expiration
      ----                       ------         -----       ----------
      08/05/97                  750,000         $2.50       08/05/02
      Date of second            750,000         $2.50       5 years from date of
      borrowing                                             second borrowing
      10/02/97                1,000,000         $2.50       07/15/02
      12/02/97                  500,000         $2.50       07/15/02



            In connection with the loan agreement, on July 30, 1997, the Company agreed to exchange all 2,231 shares of 5% Cumulative Convertible Preferred Stock, Series C ("Series C Preferred Stock") and all 10,000 shares of Series D Preferred Stock for an aggregate of 12,231 shares of 1,000 stated value Series E, 5% cumulative Convertible Preferred Stock ("Series E Preferred Stock").



            Each share of Series E Preferred Stock is convertible into Common Stock of the Company at 80% of the average market price on the five trading days prior to conversion with no minimum conversion price but in no event shall the conversion price be greater than $3.125. The Company agreed to file a registration statement covering the public sale of the shares of common stock receivable upon conversion of the Series E Preferred Stock and the holders of the Series E Preferred Stock agreed not to sell or transfer any such shares on or before February 28, 1998. Dividends are to be paid quarterly beginning August 31, 1997.



            The conversion price of the Series E Preferred Stock into Common Stock is subject to adjustment at the rate of an increase in the discount percentage of 2% per month if the registration statement described above is not filed by August 31, 1997 or is not declared effective by the SEC on or before October 15 1997, or if a stop order has been issued regarding such registration statement or if the Company's Common Stock is not listed for quotation on the Nasdaq SmallCap Market.

                              PLAN OF DISTRIBUTION

            This Prospectus relates to the sale by the Selling Stockholders of the Shares. The Shares may be sold from time to time, in whole or in part, by the Selling Stockholders, or their pledges, donees, transferees, or other successors in interest, in the over-the-counter market at then prevailing market prices or in privately negotiated transactions. Although the Company ultimately expects that all Shares may be sold, the actual number of Shares that will be sold cannot be determined.

            In offering the Shares, the Selling Stockholders and any selling broker or dealer may be deemed to be statutory "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. The Company has advised the Selling Stockholders that they, because they may be deemed to be statutory underwriters, will be subject to the Prospectus delivery requirements under the Securities Act.


            The Company will pay all the expenses, estimated to be $20,000 in connection with this offering, other than underwriting commissions and discounts, if any.

                              SELLING STOCKHOLDERS


            The following table sets forth the number of shares of Common Stock of the Company beneficially owned by the Selling Stockholders on September 22, 1997, (which number represents the number of shares of Common Stock issuable upon the Conversion of Preferred Stock as of such date), the number of Shares covered by this Prospectus and the amount retained by the Selling Stockholders after the offering. All shares set forth as owned on the date hereof are beneficially owned and the sole voting and investment power is held by the person named.



                                  Number of Shares         Number of
                                  Beneficially            Shares
                                  Owned on                Covered by         Number of
                                  September 22,           this               Shares to be
       Name                       1997(1)                 Prospectus(1)      Retained             Percentage
      -----                       -----                   -----------         --------            ----------
Clearwater Fund IV, LLC            6,581,944(2,3)            4,968,944      1,613,000(2,3)            3.5%
Clearwater Offshore Fund Ltd.      1,242,236                 1,242,236              0                   0



            In addition to being the holder of 8,000 shares of Series E Preferred Stock, Clearwater Fund IV, LLC owns 113,600 shares of Common Stock of the Company and warrants to purchase 1,500,000 shares of Common Stock of the Company. Additionally, Clearwater entered into a loan agreement dated as of August 5, 1997 with the Company providing for the loan of $7 million by Clearwater to the Company. The loan is secured by all of the Company's assets and all expenditures from proceeds of the loan must be

--------

(1) As described above under "Recent Developments - Clearwater Loan and Exchange for Series E Preferred Stock," all shares of Series E Preferred Stock were received by the Selling Stockholders in exchange for the Series D Preferred Stock on a one-for-one basis. The number of shares receivable upon conversion of the Series E Preferred Stock held by the Selling Stockholders cannot be fixed until actual conversion, since the conversion rate fluctuates based on the average market price of the Common Stock on the five trading days prior to conversion. If converted on September 22, 1997, the total number of shares of Common Stock receivable would be 6,211,180.

(2) Does not include 2,000,000 shares of Common Stock held by Clearwater Fund IV, Ltd. (formerly GFL Performance Fund Ltd. ("Clearwater Ltd.") or 2,231 shares of Series E Preferred Stock held by Clearwater Ltd, and received on July 30, 1997 in exchange for 2,231 shares of Series C Preferred Stock, which, if converted as of September 22, 1997, would be convertible into 1,385,714 shares of Common Stock. The Company has been advised that Clearwater Ltd. is under the control of Clearwater Fund IV, LLC.

(3) Includes 1,500,000 shares which may be purchased upon exercise of presently exercisable warrants at a purchase price of $2.50 per share. Does not include warrants to purchase an additional 1,500,000 shares of Common Stock which may become issuable in the future. See "Recent Developments - Clearwater Loan and Exchange for Series E Preferred Stock."

approved by Clearwater. Thomas L. Mehl, Sr. has guaranteed repayment of the Clearwater Loan and has pledged all shares of the Company's Common Stock owned by him to secure repayment. See "Recent Developments - Clearwater Loan and Exchange for Series E Preferred Stock."

                                  LEGAL MATTERS

            The validity of the Common Stock offered hereby will be passed upon for the Company by Marks & Murase L.L.P., 399 Park Avenue, New York, New York 10022.


                                     EXPERTS


            The financial statements of the Company for the year ended May 31, 1997 appearing in the Company's Annual Report on Form 10-KSB for the year ending May 31, 1997 and incorporated herein by reference in this Prospectus and Registration Statement have been audited by Joseph Decosimo and Company LLP, and the financial statements of the Company for the year ending May 31, 1996 appearing in the Company's Annual Report on Form 10-KSB and incorporated herein by reference in this Prospectus and Registration Statement have been audited by Bond, Andiola & Company, as set forth in their respective reports thereon included therein and incorporated by reference herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


            Registration Fee                           $ 3,647
            Legal Fees and Expenses*                   $13,000
            Accountants' Fees*                         $ 2,500
            Miscellaneous                              $   853

            Total Expenses                             $20,000.00
            *  Estimated

--------------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


            Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity if the director acted in good faith, and if the director reasonably believed, in the case of conduct in the director's official capacity with the corporation, that the conduct was in the best interests of the corporation; in all other cases, that the conduct was at least not opposed to the best interests of the corporation; and in any criminal proceeding, had no reason to believe the conduct was unlawful.


            The Company's Certificate of Incorporation provides that:

                  No director of the Corporation shall be liable to the
            Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
            (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transactions from which the Director derived an improper/personal benefit.

      Section VI of the By-laws of the Company contains the following provisions:


            SECTION 1. General. The Corporation shall indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases.

            SECTION 2. Rights Not Exclusive. The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            SECTION 3. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted by him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.


ITEM 16. EXHIBITS.



            3(a) Amended and Restated Certificate of Incorporation of the Corporation (incorporated by reference to Annual Report on Form 10-KSB for year ended May 31, 1996 filed on August 29,
                  1996).

            3(b) Certificate of Designation of 5% Cumulative Convertible Preferred Stock, Series E.



(incorporated by reference to Annual Report on Form 10-KSB for year ended May 31, 1997 filed on September 11, 1997).



            3(c) By-laws of the Corporation (incorporated by reference to Annual Report on Form 10-KSB for year ended May 31, 1996 filed on August 29, 1996).


            5     Opinion of Marks & Murase L.L.P.


            10.1 Securities Purchase Agreement dated as of February 28, 1996 by and between the Registrant and Clearwater Fund IV, LLC and Clearwater Offshore Fund Ltd. (Incorporated by reference to Registration Statement on Form S-3 filed on March 31, 1997)



            10.2 Registration Rights Agreement dated as of May 15, 1996 by and between the Registrant and Clearwater Fund IV, LLC and Clearwater Offshore Fund Ltd. (Incorporated by reference to Registration Statement on Form S-3 filed on March 31, 1997)



            10.3 Loan Agreement dated as of August 5, 1997 with Clearwater Fund IV, LLC. (Incorporated by reference to Annual Report on Form 10-KSB for year ended May 31, 1997 filed on September 11,
                  1997)



            23(a) Consent of Joseph Decosimo and Company



            23(b) Consent of Bond, Andiola & Company



            23(c) Consent of Marks & Murase L.L.P. (the consent of counsel is contained in their opinion)


ITEM 17. UNDERTAKINGS.

            (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act of Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                  SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on September 25, 1997.


                              MEHL/BIOPHILE INTERNATIONAL CORPORATION
                              (Registrant)


                              By:   /s/ THOMAS L. MEHL. SR.
                                    --------------------------------
                                    Thomas L. Mehl, Sr., Chairman of
                                    the Board, President
                                    and Chief Executive Officer



            The undersigned hereby appoint Thomas L. Mehl, Sr. as the proxy, agent and attorney-in-fact to execute and sign any and all amendments to this Registration Statement in the capacities set forth after their respective names below.


            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


Signature and Title                       Date
-------------------                       ----
/s/Thomas L. Mehl, Sr.                    September 25, 1997
----------------------------------
Thomas L. Mehl, Sr.
Chairman of the Board,
President and Chief Executive
Officer


/s/AnnMarie Mehl                          September 25, 1997
----------------------------------
AnnMarie Mehl
Director


/s/Nardo Zaias                            September 25, 1997
----------------------------------
Nardo Zaias
Director

/s/                                       September __, 1997
----------------------------------
Pichit Suvanprakorn
Director


/s/Mark Clement                           September 25, 1997
----------------------------------
Mark Clement
Director



/s/Paul W. Hartloff, Jr.                  September 25, 1997
----------------------------------
Paul W. Hartloff, Jr.
Director


/s/Timothy Chapple                        September 25, 1997
----------------------------------
Timothy Chapple
and Chief Financial Officer
(Principal Accounting and
Financial Officer)

------------------ COMPARISON OF FOOTNOTES ------------------

-FOOTNOTE 1-


As described above under "Recent Developments - Clearwater Loan and Exchange for Series E Preferred Stock," all shares of Series E Preferred Stock were received by the Selling Stockholders in exchange for the Series D Preferred Stock on a one-for-one basis. The number of shares receivable upon conversion of the Series E Preferred Stock held by the Selling Stockholders cannot be fixed until actual conversion, since the conversion rate fluctuates based on the average market price of the Common Stock on the five trading days prior to conversion. If converted on September 22, 1997, the total number of shares of Common Stock receivable would be 6,211,180.


-FOOTNOTE 2-


Does not include 2,000,000 shares of Common Stock held by Clearwater Fund IV, Ltd. (formerly GFL Performance Fund Ltd. ("Clearwater Ltd.") or 2,231 shares of Series E Preferred Stock held by Clearwater Ltd, and received on July 30, 1997 in exchange for 2,231 shares of Series C Preferred Stock , which, if converted as of September 22, 1997, would be convertible into 1,385,714 shares of Common Stock. The Company has been advised that Clearwater Ltd. is under the control of Clearwater Fund IV, LLC.



-FOOTNOTE 3-



Includes 1,500,000 shares which may be purchased upon exercise of presently exercisable warrants at a purchase price of $2.50 per share. Does not include warrants to purchase an additional 1,500,000 shares of Common Stock which may become issuable in the future. See "Recent Developments - Clearwater Loan and Exchange for Series E Preferred Stock."




------------------ COMPARISON OF FOOTERS ------------------

-FOOTER 1-


-#-

-FOOTER 2-

034666 001 191693  2


-FOOTER 3-
-#-

-FOOTER 4-
Footer Discontinued

-FOOTER 5-
II-#

                                EXHIBIT INDEX

        Item No.                 Description
        --------                 -----------

            3(a) Amended and Restated Certificate of Incorporation of the Corporation (incorporated by reference to Annual Report on Form 10-KSB for year ended May 31, 1996 filed on August 29,
                  1996).
            3(b) Certificate of Designation of 5% Cumulative Convertible Preferred Stock, Series E.

(incorporated by reference to Annual Report on Form 10-KSB for year ended May 31, 1997 filed on September 11, 1997).

            3(c) By-laws of the Corporation (incorporated by reference to Annual Report on Form 10-KSB for year ended May 31, 1996 filed on August 29, 1996).

            5     Opinion of Marks & Murase L.L.P.

            10.1 Securities Purchase Agreement dated as of February 28, 1996 by and between the Registrant and Clearwater Fund IV, LLC and Clearwater Offshore Fund Ltd. (Incorporated by reference to Registration Statement on Form S-3 filed on March 31, 1997)

            10.2 Registration Rights Agreement dated as of May 15, 1996 by and between the Registrant and Clearwater Fund IV, LLC and Clearwater Offshore Fund Ltd. (Incorporated by reference to Registration Statement on Form S-3 filed on March 31, 1997)

            10.3 Loan Agreement dated as of August 5, 1997 with Clearwater Fund IV, LLC. (Incorporated by reference to Annual Report on Form 10-KSB for year ended May 31, 1997 filed on September 11,
                  1997)

            23(a) Consent of Joseph Decosimo and Company LLP

            23(b) Consent of Bond, Andiola & Company

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